Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:                                                           March 6, 2013

Contact:                                     Ron Martin/Chris Courtney/Rick McCarty

Phone:                                                (209) 848-BANK (2265)

Toll Free (866) 844-7500

www.ovcb.com

OAK VALLEY BANCORP

CHIEF EXECUTIVE OFFICER TO RETIRE

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, is announcing that Ronald C. Martin has communicated to the Boards of Directors of Oak Valley Bancorp and Oak Valley Community Bank his decision to retire as Chief Executive Officer of each entity on June 18, 2013. Mr. Martin plans to remain available after his retirement to ensure a smooth transition of offices.

Mr. Martin began his banking career in 1977 and joined Oak Valley Community Bank as President and Chief Executive Officer in March 1992, shortly after its formation.

While at the helm, Mr. Martin has seen the Bank grow from a single-location de novo bank, to a full-service, fourteen branch community bank serving a five-county footprint with over $650 million in assets. He played an instrumental role throughout that time in building the Bank and shareholder confidence, particularly during some of the early, formative years.

In his retirement, Mr. Martin plans to remain a member of the Board of Directors and continue to provide strategic guidance to the Company’s and the Bank’s Boards.  Upon the announcement, Martin stated, “After nearly four decades in the industry, I am ready to take a smaller role in the organization and hand the managerial reigns to the next generation of leadership.  The executive team will continue to build on the Bank’s strong corporate culture, while providing the vision to deliver new opportunities and growth to our customers, employees and communities, and to the shareholders of the Company.  I look forward to the prospect of carrying on as Director of the Bank and the Company, and of continuing to provide insight and guidance to help the Company and the Bank further along their already successful road.”

Company and Bank Board Chairman James Gilbert commended Mr. Martin on his leadership throughout the years.  “Under Ron’s leadership, Oak Valley Community Bank has provided a premier service experience for customers and numerous employment opportunities in the communities we serve.  He defined a conservative approach to growth which has proven to be the key to Oak Valley’s resilience and success.  Over the past 21 years, Ron has assembled a very strong executive team which will ensure a smooth transition moving forward,” added Mr. Gilbert.

Concurrent to the announcement, the Boards of Directors indicated that the Company and the Bank have already laid out a succession plan pursuant to which Christopher M. Courtney, the current President of the Company and of the Bank, and also a veteran of the local banking industry, is ready to take the helm as Chief Executive Officer of the Company and the Bank following Mr. Martin’s retirement.  Mr. Courtney has been with the Bank since 1996, serving as its President since 2004, and as President of the Company since 2008. He was appointed to and has served on the respective Boards of Directors since 2007.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. Established in 1991, they currently operate through 14 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit online at www.ovcb.com.

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